Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-142898 on Form F-3 of our report dated July 7, 2008 (June 25, 2009 as to the effects of the restatements discussed on Note 31(y) and June 26, 2009 as to the effects of the retrospective adjustments discussed in Notes 2(d), 2(ab), 31(q) and 31(x)) relating to the consolidated financial statements of Bancolombia S.A. (the “Bank”) for the two years ended December 31, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between Colombian GAAP and accounting principles generally accepted in the United States of America and that the financial statements have been retrospectively adjusted for changes in accounting policies, discontinued operations, and the composition of reportable segments) appearing in this Annual Report on Form 20-F of the Bank for the year ended December 31, 2008, as amended by Amendment No. 1 filed before the Securities and Exchange Commission on July 24, 2009.
/s/ DELOITTE & TOUCHE Ltda.

Medellin, Colombia
July 24, 2009